EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 14, 2014, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of P.A.M. Transportation Services, Inc. on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of P.A.M. Transportation Services, Inc. on Form S-3 (File No. 333-163512 ) and on Forms S-8 (File No. 333-145778 and File No. 333-80505).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

March 14, 2014